Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2019 Amended and Restated Equity Incentive Plan and the Employee Stock Purchase Plan of nCino, Inc. of our reports dated March 26, 2024, with respect to the consolidated financial statements of nCino, Inc. and the effectiveness of internal control over financial reporting of nCino, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina
March 26, 2024